CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for the Liberty Municipal Money Market Fund (one of the series comprising Liberty Funds Trust IV) in the Liberty Municipal Money Market Fund, Class Z Shares Prospectus and "Independent Auditors of the Fund" and "Financial Statements" in the Liberty Municipal Money Market Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 64 to the Registration Statement (Form N-1A, No. 2-62492) of our report dated August 22, 2001 with respect to the financial statements and financial highlights of Liberty Municipal Money Market Fund included in the Annual Report dated June 30, 2001.

                                                              ERNST & YOUNG LLP

Boston, Massachusetts
July 10, 2002